Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective the 1st day of January, 2022 (the “Effective Date”), by and between Northrim BanCorp, Inc. and its wholly owned subsidiary, Northrim Bank, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (collectively, the “Employer”) and Joseph M. Schierhorn (the “Executive”).

In consideration of the mutual promises made in this Agreement, the parties agree as follows:
1.Employment.
Employer employs Executive and Executive accepts employment with Employer as Chairman, President & Chief Executive Officer and Chief Operating Officer of Northrim BanCorp, Inc. and Chairman, President and Chief Executive Officer of Northrim Bank.
2.Term.
The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to Section 5, shall continue through December 31, 2022; provided, however, that on January 1, 2023, and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Executive shall have no rights to any of the severance payments or benefits continuation described in Section 5 except as specifically provided for in Section 5.a.
3.Duties.
The Executive will serve as Chairman, President, Chief Executive Officer, and Chief Operating Officer of Northrim BanCorp, Inc and Chairman, President, and Chief Executive Officer of Northrim Bank. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for the Executive’s position, subject to the direction of Employer’s Board of Directors. Executive shall devote necessary time, attention and effort to Employer’s business in order to properly discharge the Executive’s responsibilities under this Agreement.
4.Compensation, Benefits, Reimbursement and Profit Sharing.
a.Base Salary.
In consideration for all services rendered by Executive during the term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $465,255.44 as adjusted from time to time (“Base Salary”). The Board of Directors of the Employer shall review Executive’s salary each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Executive’s performance under this Agreement.
b.Profit Sharing Plan.
Under the Northrim BanCorp, Inc. Profit Sharing Plan (the “Plan”), Executive shall be eligible to receive an annual profit share based on performance as defined by the Board of Directors. Executive will be classified in the CEO tier under the Plan’s Responsibility Factors. If Employer is required to prepare an accounting restatement due to “material noncompliance of the Employer,” the Employer will recover from the Executive any incentive compensation during the three (3) years prior to the date of the restatement, in excess of what would have been paid under the restatement. Executive’s signature on this Agreement authorizes Employer to offset or deduct from any compensation Employer may owe Executive, any excess payments (in whole or in part) that Executive may owe Employer due to such restatement(s).
c.Stock Incentive Plan.
Executive shall be eligible for awards under the Employer’s Stock Incentive Plan. The type, timing and size of awards will be at the discretion of the Board of Directors.
d.Supplemental Executive Retirement Plan (“SERP”), Supplemental Executive Retirement Deferred Compensation Plan and Deferred Compensation Plan.
Executive shall also be entitled to receive an annual contribution equal to twenty percent (20%) of annual Base Salary in accordance with the Employer’s SERP, as may be adjusted at the discretion of the Board of Directors from time to time. Annually, Employer will also make payment to the Executive’s account as outlined in the Employer’s Supplemental Executive Retirement Deferred Compensation Plan. The Executive may also participate in the Employer’s Deferred Compensation Plan.
e.Other Benefits.
Throughout the term of this Agreement, Executive shall be entitled to participate in health insurance, disability and other employee benefit plans and programs of Employer, as in effect from time to time, on a basis at least as favorable as that accorded to any other officer of Employer and to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs.
f.Expenses.
Employer shall reimburse Executive for the Executive’s reasonable expenses (including, without limitation: travel, entertainment, and similar expenses) incurred in performing and promoting the business of the Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service, including the Internal Revenue Code of 1986, as amended (referred to throughout this Agreement as “IRC” or the “Code”). Executive shall present from time to time, itemized accounts and receipts of any such expenses as required by Employer and the Code.

5.Termination of Agreement.
a.Termination Due to a Change of Control.
If (A) Employer (either Northrim BanCorp, Inc. or Northrim Bank) is subjected to a Change of Control (as defined in Section 5.f.(i)), and (B) either Employer or its assigns terminates Executive’s employment without Cause (as defined in Section 5.f.(ii)) (either during the annual term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) or Executive terminates their employment for Good Reason (as defined in Section 5.f.(iii)) within seven hundred and thirty days of such Change of Control, then Employer shall pay Executive: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) an amount equal to two times Executive’s highest Base Salary over the prior three years, and (iii) an amount equal to two times Executive’s average Profit Share over the prior three years. The amounts described in clause (i) shall be paid no later than three business days after the date on which employment is terminated. The amounts described in clauses (ii), and (iii) herein shall be paid no later than forty-five calendar days after the day on which employment is terminated. No payment will be made pursuant to clauses (ii) and (iii) unless the Executive has signed an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive’s employment with Employer or the performance of this Agreement (“Release Agreement”) and the Release Agreement has become irrevocable prior to the payment date.
(i)Benefits Continuation.
In addition, Executive shall be entitled to health and dental insurance benefits for a period of two years following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Code (commonly referred to as “COBRA”); provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of the Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the two years following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.a.(i)), which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid at the same time any amounts described in the first paragraph of Section 5.a. are paid to Executive.

(ii)Age and Service Credit.
Executive shall also be entitled to receive age credit and credit for period of service towards all SERP plans for the remaining period of time covered by this Agreement. If Executive is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, and benefits, as if this Agreement had never been terminated and as if Executive had performed the Executive’s responsibilities as an executive throughout the period originally covered by this Agreement.
b.Termination by Employer Without Cause or by Executive for Good Reason.
If Employer terminates Executive’s employment without Cause, or if Executive terminates their employment for Good Reason, Employer shall pay Executive in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; and (ii) an amount equal to one times Executive’s highest Base Salary over the prior three years. The amount described in clause (i) shall be paid no later than three business days after the day on which employment is terminated. The amount described in clause (ii) shall be paid on the first day of the month following a period of six months after the termination of employment, provided that the payment may be made sooner if either (A) the amount does not exceed the amount described in Section 1.409A-1(b)(9)(iii)(A) (the “IRC Safe Harbor”) or (B) at the Executive’s election, the amount described in clause (ii), is reduced to fit within the IRC Safe Harbor. No payment will be made pursuant to clause (ii) unless the Executive has signed a Release Agreement which has become irrevocable prior to the payment date.
(i)Benefits Continuation.
In addition, Executive shall be entitled to health and dental insurance benefits for a period of one year following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA ; provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the one year following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.b.(i)), which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid at the same time any amounts described in clause (i) of the first paragraph of Section 5.b are paid to Executive.

(ii)Age and Service Credit.
Executive shall also be entitled to receive age credit and credit for period of service towards all SERP plans for the remaining period of time covered by this Agreement. If Executive is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, and benefits, as if this Agreement had never been terminated and as if Executive had performed their responsibilities as an executive throughout the period originally covered by this Agreement.
c.Termination by Employer for Cause or by Executive Without Good Reason.
If Employer terminates Executive’s employment for Cause or if Executive terminates their employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.
If any disputed termination under Section 5.c. is subsequently determined to have been without Cause, Executive's recovery shall be limited to those payments and benefits set out under Section 5.b.
d.Termination Due to Total Disability.
If Executive shall have been unable to perform his duties due to a Total Disability (as defined in Section 5.f.(iv)), then Employer may at any time after the end of the applicable period of nonperformance terminate Executive’s employment, effective immediately, consistent with Employer’s obligation to provide a leave of absence and/or reasonably accommodate Executive under applicable laws, and Executive shall be entitled to: (A) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date; (B) full Base Salary for the one year following the termination date (less the amount of any payments received by Executive during such one year period under any Employersponsored disability plan); and (C) health and dental insurance benefits for a period of one year following the termination date, which benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA; provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Executive a taxable payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue their group health coverage in effect on the date of their termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the [one year] following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.d), which payment will be made regardless of whether Executive elects COBRA continuation coverage and will be paid at the same time any other amounts described in this Section 5.d are paid to Executive. All such compensation shall be paid Executive in one lump sum the first day of the month following a period of six months after Executive’s employment was terminated, provided that Executive has signed a Release Agreement which has become irrevocable prior to the payment date.
e.Termination Upon Death of Executive.
Executive’s employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, or if there is none, to the Executive’s estate: (A) that portion of Executive’s Base Salary that would otherwise have been paid to the Executive for the month in which their death occurred, and (B) any amounts due the Executive pursuant to the Northrim Bank Savings Incentive Plan (401-K) and the Plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Employer, according to the terms of the respective plans.
f.Termination Definitions.

(i)“Change of Control.”
For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one or more of the following events: (A) one person or entity acquiring or otherwise becoming the owner of twenty-five percent (25%) or more of Employer’s outstanding common stock; (B) replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. or Northrim Bank by directors whose elections have not been supported by a majority of the Board of Directors of either company, as appropriate; (C) dissolution or sale of fifty percent (50%) or more in value of the assets, of either Northrim BanCorp, Inc. or Northrim Bank; or (D) a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Code.
(ii)“Cause.”
For purposes of this Agreement, termination for “Cause” shall include termination because Executive: (A) continually fails to substantially perform his or her duties with the Employer, (B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of his or her fiduciary duties to the Employer; (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer; (D) commits a material act of dishonesty or disloyalty related to the business of the Employer, or (E) is unable to substantially perform his or her duties with the Employer due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive, a copy of a resolution duly adopted by the affirmative vote of not less than threequarters (3/4) of the entire membership of the Employer’s Board of Directors at a meeting of the Board called for such purpose (after reasonable notice to Executive and an opportunity for the Executive, together with their counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct that constitutes Cause (as defined above) and specifying the conduct in detail.
(iii)“Good Reason.”
For purposes of this Agreement, termination for “Good Reason” shall mean termination by Executive as a result of any material breach of this Agreement by Employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary; (B) a material reduction in Executive’s duties and responsibilities, but not merely a change in title; or (C) relocation of Executive’s primary workplace by more than fifty miles. “Good Reason” will only be deemed to occur if, within ninety days after a material reduction or change described above first occurs, the Executive provides notice to the Employer of the existence of Good Reason and of the Executive’s intended termination of employment due to Good Reason, and the Employer does not remove the Good Reason condition within ninety days after receiving such notice from the Executive. The Executive’s written notice must explain the basis on which the Executive believes Good Reason exists, the cure period, and the date on which the Executive intends to terminate employment, which must be no later than six months after the existence of the Good Reason. The provisions of Section 5.f.(iii) are intended to comply with the Good Reason safe harbor provisions of Code Section 409A and applicable regulations.
(iv)“Total Disability.”
For purposes of this Agreement, “Total Disability” shall mean a medically diagnosed physical or mental illness, existing for a period of six consecutive months, or for a total of six months within any twelve month period, and that renders Executive incapable of performing their essential job functions under this Agreement, even after the Executive has been accorded reasonable accommodation. Employer’s Board of Directors, acting in good faith, in accordance with applicable law, shall make the final determination of whether Executive is suffering under any Total Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit themselves to a physical examination by a physician mutually agreed upon by the Executive and Employer’s Board of Directors at Employer’s expense.

(v)Termination from Employment.
A termination from employment under this Agreement shall mean a “Separation from Service” as interpreted in accordance with Code Section 409A and generally meaning the date on which the Executive is no longer performing services for the Employer. The Executive shall not have a Separation from Service while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services.

6.Limit on Severance Payment for Change of Control.
Notwithstanding anything above in Section 5.a., if the severance payment provided for in that Section, together with any other payments which the Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Executive from the Employer or its affiliates and subsidiaries will be two point nine-nine (2.99) times the Executive’s base amount (as defined in Section 280G(b)(3) of the Code) and so that no portion of the amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Executive, provided, however, that Employer will not reduce the SERP credits provided for in Section 5.a.(ii). The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on Executive. If through error or otherwise Executive should receive payments under this Agreement, together with other payments the Executive has the right to receive from the Employer, in excess of two point nine-nine (2.99) times their base amount, Executive shall immediately repay the excess to Employer upon notification that an overpayment has been made.
7.Covenant Not To Compete.
a.    Executive agrees that for the term of this Agreement and for a period of one year after this Agreement is terminated pursuant to Section 5.a. or 5.b., Executive will not directly or indirectly be employed by, own, manage, operate, support, join, or benefit in any way from any business activity within the State of Alaska that is competitive with Employer’s business or reasonably anticipated business of which Executive has knowledge. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by: (A) a partnership in which Executive is a general or limited partner; or (B) a corporation of which Executive is a shareholder (other than a shareholder owning less than five percent (5%) of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid. In the event of an alleged breach by Executive of this Section 7, the one year non-compete period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one full year of non-competition by Executive.
b.    The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this Section 7 shall survive termination of this Agreement.

8.Nondisclosure of Confidential Information.
a.    During the term of Executive’s employment and thereafter, Executive agrees to hold Employer’s Confidential Information (as defined in Section 8.b.) in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive’s agreement to protect Employer’s Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.
b.    “Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act), know-how, concepts, methods, research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms, software (including functional specifications, source code and object code), procedures, engineering, purchasing, accounting, marketing, sales, customers, advertisers, joint venture partners, suppliers, financial status, contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.
9.Non-Solicitation.
During the course of Executive’s employment and for a period of one year from the date of termination of employment for any reason, Executive shall not within the State of Alaska directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (A) any person who was an employee of Employer during the [nine months] period immediately preceding the termination of Executive’s employment; (B) any customer or client of Employer; or (C) any prospective customer or client of Employer from whom Executive actively solicited business within the last [nine months] of Executive’s employment. In the event of an alleged breach by Executive of this Section 9, the one year non-solicitation period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one uninterrupted year of non-solicitation by Executive.
10.Non-Disparagement.
Executive will not, during the Term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading. This Section 10 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to Employer’s Board of Directors. Nothing in this Section 10 is intended to limit Executive’s legal right to make reports to or cooperate with any law enforcement or other government agency.
11.Mutual Agreement to Arbitrate.
a.    Except as provided in Section 11.b., in the event of a dispute or claim between Executive and Employer related to Executive’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator whose decision will be final.
b.    The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek equitable relief (such as an injunction or declaratory relief) in court in appropriate circumstances. Specifically, Executive recognizes that Employer does not have an adequate remedy at law to protect its business from Executive’s breach of Sections 7, 8, or 9 of this Agreement, and therefore Employer shall be entitled to bring an action for a temporary restraining order and preliminary injunctive relief pre-arbitration, in the event of any actual or threatened breach by Executive of Sections 7, 8, or 9. In such court proceeding, Employer shall not be required to post a bond or other security, and Employer may also be awarded actual damages caused by Executive’s breach of Sections 7, 8, or 9 of this Agreement as well as repayment of all or a portion of any severance that Employer previously paid to Executive.
c.    Except as provided by section 11.b., the arbitration procedure will afford Executive and Employer the full range of legal, equitable, and/or statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.
12.Miscellaneous.
a.    This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.

b.    This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer’s rights and obligations may not be assigned.
c.    If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.
d.    In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys’ fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.
e.    Any notice required to be given under this Agreement to either party shall be given by personal service (i.e., via hand delivery) or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:

3111 “C” Street
Anchorage, AK 99503

Executive:
Address on file with Northrim Bank Human Resources Department.

f.    This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Alaska.
g.    This Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) is intended to be exempt from the requirements of Code Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Internal Revenue Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date. In addition, if Executive is a “specified employee” (within the meaning of Code Section 409A), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “Separation from Service” for reasons other than Executive’s death (except those payments that may be exempt from or otherwise not subject to Code Section 409A, as determined by Employer in its reasonable, good faith discretion) will not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six months following Executive’s Separation from Service. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, Code Section 409A, and in no event will Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of any failure to comply with, or be exempt from, Code Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Code Section 409A.
h.    Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Employer to Executive pursuant to this Agreement or otherwise to the extent that payment of such type or amount is restricted or prohibited by, is not permitted under, or has not received any required approval under, any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance, whether now in existence or hereafter adopted or imposed, including without limitation any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or regulations promulgated thereunder, 12 USC 1828(k) or 12 CFR Part 359. In the event that any payment made to Executive hereunder, under any prior employment agreement or arrangement or otherwise is required under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under any agreement with or policy or plan of Employer to be paid back to Employer, Executive shall upon written demand from Employer promptly pay such amount back to Employer.

EMPLOYER:
NORTHRIM BANCORP, INC.

By: /s/Krystal M. Nelson
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

EMPLOYER:
NORTHRIM BANK

By: /s/Krystal M. Nelson
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/Joseph M. Schierhorn
Joseph M. Schierhorn